Exhibit 10.5
RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (“Agreement”) is made and entered into as of the date of execution by all parties as indicated below, by and between Invitae Corporation (the “Company”) and David Sholehvar.

(“Employee”) with respect to the following facts:

A.Employee will be and/or is currently employed by the Company as Chief Operating Officer.

B.The Company recognizes and values Employee’s contributions to the Company and is interested in retaining Employee in its employ. Accordingly, the Company enters into this Agreement with Employee to provide an incentive to Employee to remain employed by the Company until the date noted in Section 1, below. This date will be known as the Retention Date.

Now, therefore, Employee and the Company agree as follows:

1.Retention Bonus. Provided Employee satisfies all the Conditions to Earning a Bonus described in Paragraph 2, below (including its subparts), as of the Retention Date, Employee will earn a Retention Bonus in the amount shown below, less all applicable state and federal taxes and withholdings:

●Retention Date – May 13, 2024: $150,000.00

2.Conditions to Earning a Bonus. Employee will earn a Retention Bonus if all of the following conditions are met as of the Retention Date, subject to all other terms of this Agreement:

2.1Employee remains employed by the Company through the Retention Date in Employee’s current position, unless Employee is offered and accepts a different role/position with the Company; and

2.2Employee faithfully and diligently performs the duties of Employee’s position, and such other duties as may be assigned from time to time; and

2.3Employee complies with all continuing obligations to the Company, including without limitation, the applicable Employee Manual and Code of Ethics, and any agreement regarding Company Confidential Information or Trade Secrets.

3.Timing of Payments. If a Retention Bonus is earned by the Employee in accordance with Paragraphs 1 and 2 above, the amount will be paid in a lump sum, less applicable taxes and withholdings, within 30 days after the Retention Date.

4.Repayment Obligation. If Employee resigns his employment for any reason or is terminated for cause within the twelve (12) months following the Retention Date, Employee will be required to repay Invitae the applicable Retention Bonus in accordance with the table set forth in Section 5, below. For purposes of the Repayment Obligation, termination “for cause” means misconduct with respect to Employee’s employment or otherwise relating to the business of Invitae; material neglect of duties; falsification of any employment or other records; improper use or disclosure of Invitae’s trade secrets or confidential information; violation of or failure to comply with Invitae’s Employee Manual and/or Code of Business Conduct and Ethics; or other conduct that is likely to have an adverse effect on the name or public image of Invitae.

5.Repayment Calculation.

Resignation/Termination During Month No.	Repayment Percentage
1	100%
2	91.67%
3	83.33%
4	75%
5	66.67%
6	58.33%
7	50%
8	41.67%
9	33.33%
10	25%
11	16.67%
12	8.33%
After 12	0%

6.At-Will Employment. Employee understands and agrees that Employee is and will continue to be an at-will employee of the Company. The Company reserves the right to terminate Employee’s employment at any time with or without cause or prior notice.

7.Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State in which Employee performed work for the Company during the period in which this Agreement was in effect.

8.Entire Agreement. This Agreement constitutes the entire agreement between Employee and the Company with regard to a Retention Bonus for the time period at issue herein, and supersedes any and all prior agreements, whether written or oral, between the parties regarding retention bonuses. This Agreement shall be the exclusive agreement for the determination of any retention payments due to the Employee. No modification of or amendment to this Agreement will be effective unless in a writing signed by both the Company and Employee. No oral waiver, amendment, or modification will be effective under any circumstances whatsoever.

* * *

The parties to this Agreement have read the foregoing Agreement and fully understand each and every provision contained therein. Wherefore, the parties have executed this Agreement on the dates shown below.

Date:

2023-Oct-13

By:

/s/ David Sholehvar
David Sholehvar

Date:

2023-Oct-13

By:

/s/ Desarie French
Desarie French
Invitae Corporation